As filed with the Securities and Exchange Commission on November 9, 2016

 Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NANO DIMENSION LTD.

(Exact name of registrant as specified in its charter)

State of Israel	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2 Ilan Ramon, Ness Ziona, 7403635 Israel

(Address of Principal Executive Offices)

Nano Dimension Ltd. 2015 Stock Option Plan

(Full title of the plan)

Zysman, Aharoni, Gayer and Sullivan & Worcester LLP

1633 Broadway, New York, NY 10019

212-660-3000

(Name, Address and Telephone Number of Agent For Service)

COPIES TO:

Oded Har-Even, Esq. Shy S. Baranov, Esq. Zysman Aharoni Gayer and Sullivan & Worcester LLP 1633 Broadway New York, NY 10019 (212)-660-3000	Joseph Shem-Tov Glusman & Co. 55 Igal Alon St., Ashdar 2000 Building 1st Fl., Tel-Aviv, Israel 6789115 Tel: +972.3.691.8686

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

☐ Large Accelerated Filer    ☐ Accelerated Filer    ☒ Non-Accelerated Filer    ☐ Smaller Reporting Company

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered (2)		Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Ordinary Shares (1)	1,684,002		$0.44	(3)	$729,172.87	$84.52
Ordinary Shares (1)	2,720,000		$1.45	(3)	$3,924,960.00	$454.91
Ordinary Shares (1)	370,878		$0.46	(3)	$170,233.01	$19.73
Ordinary Shares (1)	3,087,456	(4)	$6.47	(5)	$19,975,840.32	$2,315.20
Total	7,862,336		N/A		$24,800,206.20	$2,874.36

(1)	American Depository Shares, or ADSs, evidenced by American Depository Receipts, or ADRs, issuable upon deposit of Ordinary Shares, par value NIS 0.1 per share, of Nano Dimension Ltd., are registered on a separate Registration Statement on Form F-6 (File No. 333- 204797). Each ADS represents five (5) Ordinary Shares.

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, or the Securities Act, this Registration Statement also covers an indeterminate number of additional securities which may be offered and issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or similar transactions.

(3)	Computed in accordance with Rule 457(h) promulgated under the Securities Act based on the exercise price of the options underlying the Ordinary Shares. When initially set in New Israeli Shekels, or NIS, the amount is translated (solely for the purpose of calculating the registration fee) using the rate of NIS 3.811 to US $1.00, the representative rate of exchange as of November 2, 2016 as published by the Bank of Israel.

(4)	Represents Ordinary Shares reserved for issuance upon the exercise of options that may be granted under the plan to which this Registration Statement relates.

(5)	The fee is based on the number of Ordinary Shares which may be issued under the plan to which this Registration Statement relates and is estimated in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act solely for the purpose of calculating the registration fee based upon the average of the high and low sales price of an ADS as reported on the Nasdaq Capital Market on November 2, 2016.

EXPLANATORY NOTE

This Registration Statement relates to 7,862,336 Ordinary Shares to be issued in the future upon the exercise of options that have been, or may be, granted under the Nano Dimension Ltd. 2015 Stock Option Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information required in Part I of this Registration Statement have been or will be sent or given to participating employees as specified in Rule 428(b)(1) under the Securities Act, in accordance with the rules and regulations of the United States Securities and Exchange Commission, or the Commission. Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following additional documents, which have been filed by the registrant with the Commission are incorporated by reference in and made a part of this Registration Statement, as of their respective dates:

(a)	The registrant’s Annual Report on Form 20-F filed with the Commission on March 8, 2016;

(b)	The financial results in the registrant’s reports on Form 6-K furnished to the Commission in May 18, 2016, August 24, 2016 and November 8, 2016;

(c)	The registrant’s reports on Form 6-K furnished to the Commission on September 14, 2016, September 27, 2016 and October 13, 2016; and

(d)	The description of the registrant’s Ordinary Shares, par value NIS 0.1 per share, and the American Depository Shares representing the Ordinary Shares, contained in the Registration Statement on Form 20-F, filed on October 20, 2015, including any amendment or report filed for the purpose of updating such description.

In addition to the foregoing, all documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934, as amended, or the Exchange Act, and all reports on Form 6-K subsequently filed by the registrant which state that they are incorporated by reference herein, prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents and reports.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

The Israeli Companies Law, or the Companies Law, provides that a company may indemnify an office holder against:

●	a financial liability imposed on him or her in favor of another person by any judgment concerning an act performed in his or her capacity as an office holder;

2

●	reasonable litigation expenses, including attorneys’ fees, expended by the office holder as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (1) no indictment (as defined in the Companies Law) was filed against such office holder as a result of such investigation or proceeding; and (2) no financial liability as a substitute for the criminal proceeding (as defined in the Companies Law) was imposed upon him or her as a result of such investigation or proceeding, or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and

●	reasonable litigation expenses, including attorneys’ fees, expended by the office holder or charged to him or her by a court relating to an act performed in his or her capacity as an office holder, in connection with: (1) proceedings that the company institutes, or that another person institutes on the company’s behalf, against him or her; (2) a criminal charge of which he or she was acquitted; or (3) a criminal charge for which he or she was convicted for a criminal offense that does not require proof of criminal thought.

The registrant’s amended and restated articles of association allow the registrant to indemnify its office holders up to a certain amount. The Companies Law also permits a company to undertake in advance to indemnify an office holder, provided that if such indemnification relates to financial liability imposed on him or her, as described above, then the undertaking should be limited:

●	to categories of events that the board of directors determines are likely to occur in light of the operations of the company at the time that the undertaking to indemnify is made; and

●	in amount or criterion determined by the board of directors, at the time of the giving of such undertaking to indemnify, to be reasonable under the circumstances.

The registrant has entered into indemnification agreements with all of its directors and with certain members of its senior management. Each such indemnification agreement provides the office holder with the maximum indemnification described above.

Under the Companies Law, an Israeli company may not exculpate an office holder from liability for a breach of his or her duty of loyalty, but may exculpate in advance an office holder from his or her liability to the company, in whole or in part, for a breach of his or her duty of care (other than in relation to distributions). The registrant’s amended and restated articles of association provide that the registrant may exculpate any office holder from liability to the registrant up to a certain amount. Under the indemnification agreements, the registrant exculpates and releases its office holders from any and all liability to the registrant related to any breach by them of their duty of care to the registrant up to a certain amount.

The Companies Law provides that a company may not exculpate or indemnify an office holder nor enter into an insurance contract that would provide coverage for any liability incurred as a result of any of the following: (1) a breach by the office holder of his or her duty of loyalty unless (in the case of indemnity or insurance only, but not exculpation) the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company; (2) a breach by the office holder of his or her duty of care if the breach was carried out intentionally or recklessly (as opposed to merely negligently); (3) any action taken with the intent to derive an illegal personal benefit; or (4) any fine levied against the office holder.

Item 7. Exemption from Registration Claimed.

Not Applicable.

3

Item 8. Exhibits.

4.1(1)	Amended and Restated Articles of Association of Nano Dimension Ltd.

5.1	Opinion of Glusman & Co.

23.1	Consent of Somekh Chaikin, member firm of KPMG International, Independent Registered Public Accounting Firm.

23.2	Consent of Glusman & Co. (included in the opinion filed as Exhibit 5.1 to this Registration Statement)

24.1	Power of Attorney (included on signature page)

99.1(2)	Nano Dimension Ltd. 2015 Stock Option Plan

(1)	Previously filed as Exhibit 1.1 to Form 20-F (File No. 001-37600) filed on October 20, 2015, and incorporated herein by reference.

(2)	Previously filed as Exhibit 4.4 to Form 20-F/A (File No. 001-37600) filed on February 29, 2016, and incorporated herein by reference.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that subparagraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4

(4)	To file a post-effective amendment to the Registration Statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(b)	The undersigned registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

5

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ness Ziona, State of Israel, on the 9th day of November, 2016.

NANO DIMENSION LTD.

By:	/s/ Amit Dror
Name: Amit Dror
Title: Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Nano Dimension Ltd., hereby severally constitute and appoint Amit Dror and Yael Sandler, and each of them individually, our true and lawful attorney to sign for us and in our names in the capacities indicated below any and all amendments or supplements, including any post-effective amendments, to this Registration Statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming our signatures to said amendments to this Registration Statement signed by our said attorney and all else that said attorney may lawfully do and cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-8 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Amit Dror	Chief Executive Officer and Director	November 9, 2016
Amit Dror	(principal executive officer)

/s/ Yael Sandler	Chief Financial Officer	November 9, 2016
Yael Sandler	(principal financial officer and principal accounting officer)

/s/ Itschak Shrem	Chairman of the Board	November 9, 2016
Itschak Shrem

/s/ Simon Anthony-Fried	Director	November 9, 2016
Simon Anthony-Fried

/s/ Ofir Baharav	Director	November 9, 2016
Ofir Baharav

/s/ Irit Ben-Ami	Director	November 9, 2016
Irit Ben-Ami

/s/ Dagi Shahar Ben-Noon	Director	November 9, 2016
Dagi Shahar Ben-Noon

/s/ Sharon Fima	Director	November 9, 2016
Sharon Fima

/s/ Roni Kleinfeld	Director	November 9, 2016
Roni Kleinfeld

/s/ Abraham Nahmias	Director	November 9, 2016
Abraham Nahmias

/s/ Zvi Yemini	Director	November 9, 2016
Zvi Yemini

/s/ Yoel Yogev	Director	November 9, 2016
Yoel Yogev

/s/ Eli Yoresh	Director	November 9, 2016
Eli Yoresh

6

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, Zysman, Aharoni, Gayer and Sullivan & Worcester LLP, the duly authorized representative in the United States of Nano Dimension Ltd., has signed this Registration Statement on Form S-8 on November 9, 2016.

/s/ Zysman, Aharoni, Gayer and Sullivan & Worcester LLP
Zysman, Aharoni, Gayer and Sullivan & Worcester LLP

7